Exhibit 10.3

Amended and Restated September 21, 2006

BURLINGTON NORTHERN SANTA FE 1996 STOCK INCENTIVE PLAN

SECTION 1

STATEMENT OF PURPOSE

1.1 The BURLINGTON NORTHERN SANTA FE CORPORATION 1996 STOCK INCENTIVE PLAN (the “Plan”) has been established by BURLINGTON NORTHERN SANTA FE CORPORATION (the “Company”) to:

(a)	attract and retain executive, managerial and other salaried employees;

(b)	motivate participating employees, by means of appropriate incentives, to achieve long-range goals;

(c)	provide incentive compensation opportunities that are competitive with those of other major corporations; and

(d)	further identify a Participant’s interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock;

and thereby promote long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

SECTION 2

DEFINITIONS

2.1. Unless the context indicates otherwise, the following terms shall have the meanings set forth below:

(a)	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Stock acquired through purchase under Section 12, or Performance Units.

(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(c)	Cause. The term “Cause” shall mean (a) the willful and continued failure by the Participant to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or other-wise. For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)	Change in Control. A “Change in Control” shall be deemed to have occurred if:

(1)	any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(2)	during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)	the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(4)

the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (4), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the outstanding shares of Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series or related transactions (the “Transaction Date”) shall be determined by the average closing price of the shares of Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Stock or by such other method as the Board of Directors of the Company shall determine is appropriate.

Notwithstanding the foregoing, a merger, consolidation, acquisition of common control, or business combination of the Company and a Class I Railroad or a holding company of a Class I Railroad that is approved by the Board shall not constitute a “Change in Control” unless the Board makes a determination that the transaction shall constitute a “Change in Control”.

(e)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(f)	Date of Termination. A Participant’s “Date of Termination” shall be the date on which his employment with all Employers and Related Companies terminates for any reason; provided that a Date of Termination shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company (including Employers) or between two Related Companies (including Employers); and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from an Employer or a Related Company approved by the Participant’s employer.

(g)	Disability. Except as otherwise provided by the Committee, a Participant shall be considered to have a “Disability” during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the discretion of the Committee, is expected to have a duration of not less than 120 days.

(h)	Employee. The term “Employee” shall mean a person with an employment relationship with the Company or a Related Company.

(i)	Employer. The Company and each Related Company which, with the consent of the Company, participates in the Plan for the benefit of its eligible employees are referred to collectively as the “Employers” and individually as an “Employer”.

(j)

Fair Market Value. The “Fair Market Value” of the Stock shall be the mean between the highest and lowest quoted sales prices of a share of Common Stock on the New York Stock Exchange Composite Transaction Report; provided, that if there were no sales on the valuation date but there were sales on dates within a reasonable period both before and after the valuation date, the Fair Market Value is the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the valuation date. The average is to be weighed inversely by the respective numbers of trading days between the selling dates and the valuation date and shall be determined in good faith by the Committee.

(k)	Immediate Family. With respect to a particular Participant, the term “Immediate Family” shall mean the Participant’s spouse, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

(l)	Option. The term “Option” shall mean any Incentive Stock Option or Non-Qualified Stock Option granted under the Plan.

(m)	Participant. The term “Participant” means an Employee who has been granted an award under the Plan.

(n)	Performance-Based Compensation. The term “Performance-Based Compensation” shall have the meaning ascribed to it in section 162(m)(4)(C) of the Code.

(o)	Performance Period. The term “Performance Period” shall mean the period over which applicable performance is to be measured.

(p)	Qualified Retirement Plan. The term “Qualified Retirement Plan” means any plan of the Company or a Related Company that is intended to be qualified under section 401(a) of the Code.

(q)	Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(r)	Restricted Period. The term “Restricted Period” shall mean the period of time for which Restricted Stock is subject to forfeiture pursuant to the Plan or during which Options and Stock Appreciation Rights are not exercisable.

(s)	Retirement. “Retirement” of a Participant shall mean the occurrence of a Participant’s Date of Termination under circumstances that constitute a retirement at normal requirement age under the terms of the Qualified Retirement Plan of an Employer or Related Company that is extended to the Participant immediately prior to the Participant’s Date of Termination or, if no such plan is extended to the Participant on his Date of Termination, under the terms of any applicable retirement policy of the Participant’s employer provided, that in respect to grants made on or after January 1, 1999, the following definition shall apply:

Retirement. “Retirement” of a Participant shall mean the occurrence of a Participant’s Date of Termination under circumstances that constitute a retirement with immediate eligibility for benefits under Article 6 or Article 7 of the Burlington Northern Santa Fe Retirement Plan, or under the terms of a Qualified Retirement Plan of an Employer or Related Company that is extended to the Participant immediately prior to the Participant’s Date of Termination, or if no such plan is extended to the Participant on his Date of Termination, under the terms of any applicable retirement policy of the Participant’s employer.

(t)	SEC. “SEC” shall mean the Securities and Exchange Commission.

(u)	Stock. The term “Stock” shall mean shares of common stock of the Company.

SECTION 3

ELIGIBILITY

3.1. Subject to the discretion of the Committee and the terms and conditions of the Plan, the Committee shall determine and designate from time to time, from among the salaried, full-time officers and employees of the Employers those Employees who will be granted one or more awards under the Plan.

SECTION 4

OPERATION AND ADMINISTRATION

4.1. Subject to the approval of the stockholders of the Company at the Company’s 1996 annual meeting of the stockholders, the Plan shall be effective as of January 1, 1996 (“Effective Date”), provided however, that any awards made under the Plan prior to approval by stockholders, shall be contingent on approval of the Plan by stockholders of the Company and all dividends on Awards shall be held by the Company and paid only upon such approval and all other rights of a Participant in connection with an Award shall not be effective until such approval is obtained. The Plan shall be unlimited and remain in effect until termination by the Board, provided however, that no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the Effective Date or, if earlier, the date the Plan is adopted by the Board.

4.2. The Plan shall be administered by the Compensation Committee of the Board which shall be selected by the Board, shall consist of members of the Board who are not employees of the Company and are not eligible to participate in the Plan, and shall consist of not less than two members of the Board, or such greater number as may be required for compliance with SEC Rule 16b-3. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select Employees to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective Employee, his present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

(f)	Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and other than in respect to eligibility, times of Awards, and terms, conditions, performance criteria, restrictions and other provisions of Awards, and except as otherwise provided by the Committee from time to time, the Committee delegates its responsibilities and powers to the Senior Vice President-Employee Relations or his successor. Any such allocation or delegation may be revoked by the Committee at any time.

(g)	No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the plan, shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

4.3. Notwithstanding any other provision of the Plan to the contrary, no Participant shall receive any Award of an Option or a Stock Appreciation Right under the Plan to the extent that the sum of:

(a)	the number of shares of Stock subject to such Award;

(b)	the number of shares of Stock subject to all other prior Awards of Options and Stock Appreciation Rights under the Plan during the one-year period ending on the date of the Award; and

(c)	the number of shares of Stock subject to all other prior stock options and stock appreciation rights granted to the Participant under other plans or arrangements of the Employers and Related Companies during the one-year period ending on the date of the Award;

would exceed the Participant’s Individual Limit under the Plan. The determination made under the foregoing provisions of this subsection 4.3 shall be based on the shares subject to the awards at the time of grant, regardless of when the awards become exercisable. Subject to the provisions of Section 14, a Participant’s “Individual Limit” shall be 1,000,000 shares per calendar year.

4.4. To the extent that the Committee determines that it is necessary or desirable to conform any Awards under the Plan with the requirements applicable to “Performance-Based Compensation”, as that term is used in Code section 162(m)(4)(C), it may, at or prior to the time an Award is granted, take such steps and impose such restrictions with respect to such Award as it determines to be necessary to satisfy such requirements. To the extent that is necessary to establish performance goals for a particular performance period, those goals will be based on one or more of the following business criteria: net income, earnings per share, debt reduction, safety, on-time train performance, return on investment, operating ratio, cash flow, return on assets, stockholders return, revenue, customer satisfaction, and return on equity. If the Committee establishes performance goals for a performance period relating to one or more of these business criteria, the Committee may determine to approve a payment for that particular performance period upon attainment of the performance goal relating to any one or more of such criteria.

SECTION 5

SHARES AVAILABLE UNDER THE PLAN

5.1 The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or treasury shares acquired by the Company, including shares purchased in open market or in private transactions. Subject to the provisions of Section 14, the total number of shares of Stock available for grant of Awards shall not exceed ten million (10,000,000) shares of stock. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect to such Award) as well as shares used to pay an Option Purchase Price under this Plan or a predecessor plan shall again be available under the Plan.

SECTION 6

OPTIONS

6.1. The grant of an “Option” under this Section 6 entitles the Participant to purchase shares of Stock at a price fixed at the time the Option is granted, or at a price determined under a method established at the time the Option is granted, subject to the terms of this Section 6. Options granted under this section may be either Incentive Stock Options or Non-Qualified Stock Options, and subject to Sections 13 and 18, shall not be exercisable for six months from date of grant, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

6.2. The Committee shall designate the Participants to whom Options are to be granted under this Section 6 and shall determine the number of shares of Stock to be subject to each such Option. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by section 422 of the Code.

6.3. The determination and payment of the purchase price of a share of Stock under each Option granted under this section shall be subject to the following:

(a)	The purchase price shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than Fair Market Value on the date of the grant.

(b)	Subject to the following provisions of this subsection 6.3, the full purchase price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

(c)	The purchase price shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise).

(d)	A Participant may elect to pay the purchase price upon the exercise of an Option through a cashless exercise arrangement as may be established by the Company.

6.4. Except as otherwise expressly provided in the Plan, an Option granted under this Section 6 shall be exercisable in accordance with the following terms of this subsection 6.4:

(a)	The terms and conditions relating to exercise of an Option shall be established by the Committee, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise of the Option, or achievement of Stock ownership objectives by the Participant. No Option may be exercised by a Participant after the expiration date applicable to that Option.

(b)	The exercise of an Option will result in the surrender of the corresponding rights under a tandem Stock Appreciation Right, if any.

6.5. The exercise period of any Option shall be determined by the Committee and shall not extend more than ten years after the Date of Grant.

6.6. In the event the Participant exercises an Option under this Plan or a predecessor plan of the Company or a Related Company and pays all or a portion of the purchase price in Common Stock, in the manner permitted by subsection 6.3, such Participant, pursuant to the exercise of Committee discretion at the time the Option is exercised or to the extent previously authorized by the Committee, may be issued a new Option to purchase additional shares of Stock equal to the number of shares of Stock surrendered to the Company in such payment. Such new Option shall have an exercise price equal to the Fair Market Value per share on the date such new Option is granted, shall first be exercisable six months from the date of grant of the new Option and shall have an expiration date on the same date as the expiration date of the original Option so exercised by payment of the purchase price in shares of Stock.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1. Subject to the terms of this Section 7, a Stock Appreciation Right granted under the Plan entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 7.4), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) a specified price which shall not be less than 100% of the Fair Market Value of the Stock at the time the Stock Appreciation Right is granted, or, if granted in tandem with an Option, the exercise price with respect to shares under the tandem Option.

7.2. Subject to the provisions of the Plan, the Committee shall designate the Participants to whom Stock Appreciation Rights are to be granted under the Plan, shall determine the exercise price or a method by which the price shall be established with respect to each such Stock Appreciation Right, and shall determine the number of shares of Stock on which each Stock Appreciation Right is based. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option. If a Stock Appreciation Right is granted in connection with an Option then, in the discretion of the Committee, the Stock Appreciation Right may, but need not, be granted in tandem with the Option.

7.3. The exercise of Stock Appreciation Rights shall be subject to the following:

(a)	If a Stock Appreciation Right is not in tandem with an Option, then the Stock Appreciation Right shall be exercisable in accordance with the terms established by the Committee in connection with such rights but, subject to Sections 13 and 18 shall not be exercisable for six months from the date of grant; and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise of the Stock Appreciation Rights, or achievement of objectives relating to Stock ownership by the Participant. However, except as otherwise expressly provided in the Plan, no Stock Appreciation Right subject to this paragraph (a) may be exercised by a Participant after the expiration date applicable to that Stock Appreciation Right.

(b)	If a Stock Appreciation Right is in tandem with an Option, then the Stock Appreciation Right shall be exercisable at the time the tandem Option is exercisable. The exercise of a Stock Appreciation Right will result in the surrender of the corresponding rights under the tandem Option.

7.4. Upon the exercise of a Stock Appreciation Right, the value to be distributed to the Participant, in accordance with subsection 7.1, shall be distributed in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, in the discretion of the Committee.

7.5. The Committee may grant Limited Stock Appreciation Rights. Notwithstanding the foregoing provisions of this Section 7, a Limited Stock Appreciation Rights shall be subject to the following:

(a)	A Limited Stock Appreciation Right may (but need not) be granted in connection with all or any portion of a previously or contemporaneously granted Option and shall not be exercisable for six months from the date of grant. A Limited Stock Appreciation Right may be granted in tandem with an Option regardless of whether the Option is in tandem with a Stock Appreciation Right.

(b)	A Limited Stock Appreciation Rights entitles the Participant to receive a cash payment in connection with a Change in Control. In the case of a Limited Stock Appreciation Right that is in tandem with an Option, the payment amount shall be equal to the difference between the exercise price per share of the Stock covered by the tandem Option and the Fair Market Value of a share of Stock upon the date of exercise.

(c)	To the extent provided by the Committee, a Limited Stock Appreciation Right may be automatically exercisable at a time determined by the Committee, or it may be exercised by the Participant during the period beginning not earlier than the date of a Change in Control, and ending not later than ninety (90) days following the date of the Change in Control, and may be exercisable regardless of whether the Participant is then employed by an Employer or a Related Company.

(d)	If the Limited Stock Appreciation Right is in tandem with an Option, the exercise of the Limited Stock Appreciation Right shall result in the cancellation of the tandem Option (and any Stock Appreciation Right in tandem with such Option).

SECTION 8

RESTRICTED STOCK

8.1. Subject to the terms of this Section 8, Restricted Stock Awards under the Plan are grants of Stock to Participants, the vesting of which is subject to certain conditions established by the Committee, with some or all of those conditions relating to events (such as performance or continued employment) occurring after the date of grant, provided however that to the extent that vesting of a Restricted Stock Award is contingent on continued employment, the required employment period shall not generally be less than three years following the grant of the Award unless such grant is in substitution for an Award under this Plan or a predecessor plan of the Company or a Related Company.

8.2. The Committee shall designate the Participants to whom Restricted Stock is to be granted, and the number of shares of Stock that are subject to each such Award. The Award of shares under this Section 8 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program.

8.3. Shares of Restricted Stock granted to Participants under the Plan shall be subject to the following terms and conditions:

(a)	Except as otherwise hereinafter provided, Restricted Stock granted to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee or as otherwise provided by the Plan, the right to receive all dividends paid on such shares.

(b)	Each certificate issued in respect of shares of Restricted Stock granted under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited with the Company with a stock power endorsed in blank or in a bank designated by the Committee.

(c)	The Committee may award Performance-Based Restricted Stock, which shall be Restricted Stock that becomes vested (or for which vesting is accelerated) upon the achievement of performance goals established by the Committee. The Committee may specify the number of shares that will vest upon achievement of different levels of performance. Except as otherwise provided by the Committee, achievement of maximum targets during the Performance Period shall result in the Participant’s receipt of the full Performance-Based Restricted Stock Award. For achievement of the minimum target but less than the maximum target the Committee may establish a portion of the Award which the Participant is entitled to receive.

(d)	Except as otherwise provided by the Committee, any Restricted Stock which is not earned by the end of a Performance Period shall be forfeited. If a Participant’s Date of Termination occurs during a Performance Period with respect to any Restricted Stock subject to a Performance Period granted to him, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Restricted Stock subject to a Performance Period as to which he would otherwise be eligible, and may accelerate the determination of the value and settlement of such Restricted Stock subject to a Performance Period or make such other adjustments as the Committee, in its sole discretion, deems desirable. Subject to the limitations of the Plan and the Award of Restricted Stock, upon the vesting of Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

8.4 A grant of Restricted Stock subject to a Performance Period shall be made in 1996 and shall vest as follows:

(1)	One-third of the Award shall vest after three years, but no later than six years from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by a 12% compound annual growth rate for a three year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the third year;

(2)	One-third of the Award shall vest after four years, but no later than six years from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by a 12% compound annual growth rate for a four year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the fourth year;

(3)	One-third of the Award shall vest after five years, but no later than six years from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by a 12% compound annual growth rate for a five year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the fifth year.

SECTION 9

RESTRICTED STOCK UNITS

9.1. Subject to the terms of this Section 9, a Restricted Stock Unit entitles a Participant to receive shares for the units at the end of a Restricted Period to the extent provided by the Award with the vesting of such units to be contingent upon such conditions as may be established by the Committee (such as continued employment which, when required shall be not less than three years or satisfaction of performance criteria). The Award of Restricted Stock Units under this Section 9 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program.

9.2. The Committee shall designate the Participants to whom Restricted Stock Units shall be granted and the number of units that are subject to each such Award. During any period in which units are outstanding and have not been settled in stock, the Participant shall not have the rights of a stockholder, but shall have the right to receive a payment from the Company in lieu of a dividend in an amount equal to such dividends and at such times as dividends would otherwise be paid.

9.3. If a Participant’s Date of Termination occurs during a Restricted Period with respect to any Restricted Stock Units granted to him, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Restricted Stock Units as to which he would otherwise be eligible, and may accelerate the determination of the value and settlement of such Restricted Stock Units or make such other adjustments as the Committee, in its sole discretion, deems desirable.

SECTION 10

PERFORMANCE STOCK

10.1. Subject to the terms of this Section 10, a Performance Stock Award provides for the distribution of Stock to a Participant upon the achievement of performance objectives established by the Committee. For purposes of the Plan, the “Performance Period” with respect to any Award shall be the period over which the applicable performance is to be measured.

10.2. The Committee shall designate the Participants to whom Performance Stock Awards are to be granted, and the number of shares of Stock that are subject to each such Award. The Award of shares under this Section 10 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program.

10.3. If a Participant’s Date of Termination occurs during a Performance Period with respect to any Performance Stock granted to him, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Performance Stock as to which he would otherwise be eligible, and may accelerate the determination of the value and settlement of such Performance Stock or make such other adjustments as the Committee, in its sole discretion, deems desirable.

SECTION 11

PERFORMANCE UNITS

11.1. Subject to the terms of this Section 11, the Award of Performance Units under the Plan entitles the Participant to receive value for the units at the end of a Performance Period to the extent provided under the Award. The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of grant of the Award are met.

11.2. The Committee shall designate the Participants to whom Performance Units are to be granted, and the number of units to be the subject to each such Award.

11.3. For each Participant, the Committee will determine the value of units, which may be stated either in cash or in units representing shares of Stock; the performance measures used for determining whether the Performance Units are earned; the Performance Period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Units are earned; whether, during or after the Performance Period, any revision to the performance measures or Performance Period should be made to reflect significant events or changes that occur during the Performance Period; and the number of earned Performance Units that will be settled in cash and/or shares of Stock.

11.4. Settlement of Performance Units shall be subject to the following:

(a)	The Committee will compare the actual performance to the performance measures established for the Performance Period and determine the number of units as to which settlement is to be made, and the value of such units.

(b)	Settlement of units earned shall be wholly in cash, wholly in Stock or in a combination of the two, to be distributed in a lump sum or installments, as determined by the Committee.

(c)	Shares of Stock distributed in settlement of the units shall be subject to such vesting requirements and other conditions, if any, as the Committee shall determine. Such vesting restrictions may include, without limitation, restrictions of the type that may be imposed with respect to Restricted Stock under Section 8.

11.5. If a Participant’s Date of Termination occurs during a Performance Period with respect to any Performance Units granted to him, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Performance Units as to which he would otherwise be eligible, and may accelerate the determination of the value and settlement of such Performance Units or make such other adjustments as the Committee, in its sole discretion, deems desirable.

SECTION 12

STOCK PURCHASE PROGRAM

12.1. The Committee may, from time to time, establish one or more programs under which Participants will be permitted to purchase shares of Stock under the Plan, and shall designate the Participants eligible to participate under such Stock purchase programs. The purchase price for shares of Stock available under such programs, and other terms and conditions of such programs, shall be established by the Committee. The purchase price may not be less than 75% of the Fair Market Value of the Stock at the time of purchase (or, in the Committee’s discretion, the average Stock value over a period determined by the Committee), and further provided that the purchase price may not be less than par value.

12.2. The Committee may impose such restrictions with respect to shares purchased under this section, as the Committee determines to be appropriate. Such restrictions may include, without limitation, restrictions of the type that may be imposed with respect to Restricted Stock under Section 8.

SECTION 13

TERMINATION OF EMPLOYMENT

13.1. If a Participant’s Date of Termination occurs for any reason other than death, Disability, early retirement under the terms of a Qualified Retirement Plan of an Employer, Retirement, or by reason of the Participant’s employment being terminated by the Participant’s employer for any reason other than Cause, all Awards shall be forfeited.

13.2. If a Participant’s Date of Termination occurs by reason of death, all Options and Stock Appreciation Rights outstanding immediately prior to the Participant’s Date of Termination shall immediately become exercisable and all restrictions on Restricted Stock, Restricted Stock Units, Performance Units, Performance Stock and shares purchased under the Stock Purchase Program outstanding immediately prior to the Participant’s Date of Termination shall lapse.

13.3. If a Participant’s Date of Termination occurs by reason of Disability, early retirement under the terms of a Qualified Retirement Plan of an Employer, or Retirement, the Restricted Period shall lapse on a proportion of any Awards outstanding immediately prior to the Participant’s Date of Termination (except to the extent that an Award of Restricted Stock, Restricted Stock Units, Performance Units and Performance Stock is subject to a Performance Period, such proportion of the Award shall remain subject to the same terms and conditions for vesting as were in effect prior to termination). The proportion of an Award upon which the Restricted Period shall lapse shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to an Award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination.

13.4. If a Participant’s Date of Termination occurs by reason of the Participant’s employment being terminated by the Participant’s employer for any reason other than for Cause, the Restricted Period shall lapse on a proportion of any outstanding Awards (except

Restricted Stock and Restricted Stock Units subject only to a Performance Period, Performance Units and Performance Stock which shall be forfeited). The proportion of an Award upon which the Restricted Period shall lapse shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to an Award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination.

13.5. Stock Appreciation Rights and Non-Qualified Stock Options which are or become exercisable by reason of death, Disability, early retirement under the terms of a Qualified Retirement Plan of an Employer, or Retirement shall expire on the expiration date set forth in the award or, if earlier:

(a)	three years after the Date of Termination, if the Participant’s termination occurs because of death, Disability, or Retirement; and

(b)	three months after the Date of Termination, if the Participant’s employment is terminated by the Participant’s employer for reasons other than Cause or early retirement under the terms of a Qualified Retirement Plan of an Employer

Incentive stock options which are or become exercisable by reason of death, Disability, early retirement under the terms of a Qualified Retirement Plan of an Employer, or Retirement shall expire on the expiration date set forth in the award or, if earlier;

(a)	three years after the Date of Termination, if the Participant’s termination occurs because of death; and

(b)	three months after the Date of Termination, if the Participant’s is terminated because of Disability, by the Participant’s employer for reasons other than Cause, early retirement under the terms of a Qualified Retirement Plan of an Employer, or Retirement.

Options and Stock Appreciation Rights which are or become exercisable at the time of a Participant’s death may be exercised by the Participant’s designated beneficiary or, in the absence of such designation, by the person to whom the Participant’s rights will pass by will or the laws of descent and distribution.

13.6. If a Participant’s employment is terminated by the Participant’s employer for reasons other than Cause in connection with a merger, consolidation, acquisition of common control, or business combination of the Company and a Class I Railroad or a holding company of a Class I Railroad:

(a)	All outstanding Options and Stock Appreciation Rights then held by the Participant shall become exercisable on the Participant’s Date of Termination.

(b)	Any restrictions on Awards held by the Participant as of the Participant’s Date of Termination shall lapse and all Awards vested as if all performance objectives have been attained.

13.7. Except to the extent the Committee shall otherwise determine, if as a result of a sale or other transaction, a Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the Employer.

13.8. Notwithstanding the foregoing provisions of this section, the Committee may, with respect to any Awards of a Participant (or portion thereof) that are outstanding immediately prior to the Participant’s Date of Termination, determine that a Participant’s Date of Termination will not result in forfeiture or other termination of the Award.

13.9. Notwithstanding the foregoing provisions of this section, Awards of Non-Qualified Stock Options issued after January 1, 1999 which are or become exercisable upon early retirement under the terms of a Qualified Retirement Plan shall expire on the expiration date set forth in the award or, if earlier, three years after the Date of Termination.

SECTION 14

ADJUSTMENTS TO SHARES

14.1. If the Company shall effect a reorganization, merger, or consolidation, or similar event or effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee shall adjust equitably and proportionally (i) the number of shares of Stock available under the Plan; (ii) the number of shares available under any individual or other limits; (iii) the number of shares of Stock subject to outstanding Awards; and (iv) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.

SECTION 15

TRANSFERABILITY OF AWARDS

15.1. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 15, the Committee may permit Awards under the Plan (other than an Incentive Stock Option) to be transferred by a Participant for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of a Participant’s Immediate Family or to a Family Partnership for members of the Immediate Family), subject to such limits as the Committee may establish and the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer.

SECTION 16

AWARD AGREEMENT

16.1. Each employee granted an Award pursuant to the Plan shall sign an Award Agreement which signifies the offer of the Award by the Company and the acceptance of the Award by the employee in accordance with the terms of the Award and the provisions of the Plan. Each Award Agreement shall reflect the terms and conditions of the Award. Participation in the Plan shall confer no rights to continued employment with the Company nor shall it restrict the right of the Company to terminate a Participant’s employment at any time.

SECTION 17

TAX WITHHOLDING

17.1. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations shall be satisfied (without regard to whether the Participant has transferred an Award under the Plan) by a cash remittance, or with the consent of the Committee, through the surrender of shares of Stock which the Participant owns or to which the Participant is otherwise entitled under the Plan pursuant to an irrevocable election submitted by the Participant to the Company at the office designated for such purpose. The number of shares of Stock needed to be submitted in payment of the taxes shall be determined using the Fair Market Value as of the applicable tax date rounding down to the nearest whole share; provided that no election to have shares of Stock withheld from an Award or submission of shares shall be effective with respect to an Award which was transferred by a Participant in accordance with the Plan.

SECTION 18

CHANGE IN CONTROL

18.1. Subject to the provisions of Section 14 (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

(a)	All outstanding Options (regardless of whether in tandem with Stock Appreciation Rights) shall become fully exercisable, except to the extent that the right to exercise the Option is subject to any restrictions established in connection with a Limited Stock Appreciation Right that is in tandem with the Option.

(b)	All outstanding Stock Appreciation Rights (regardless of whether in tandem with Options) shall become fully exercisable, except that if Stock Appreciation Rights are in tandem with an Option, and the Option is in tandem with a Limited Stock Appreciation Right, the right to exercise the Stock Appreciation Right shall be subject to any restrictions established in connection with the Limited Stock Appreciation Right.

(c)	All shares of Restricted Stock, Restricted Stock Units and Performance Stock shall become fully vested.

(d)	All vesting restrictions imposed under Section 12 (relating to restrictions on shares purchased by the Participants) shall cease to apply, and the Participant shall become fully vested in those shares.

(e)	Performance Units may be paid out in such manner and amounts as determined by the Committee.

SECTION 19

TERMINATION AND AMENDMENT

19.1. The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the Plan; materially increase the benefits accruing to Participants under the Plan; or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of BNSF’s stockholders, except that any such increase or modification that may result from adjustments authorized by Section 14 does not require such approval. No suspension, termination, modification or amendment of the Plan may terminate a Participant’s existing Award or materially and adversely affect a Participant’s rights under such Award without the Participant’s consent.